EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the captions “Summary Consolidated Historical Pro Forma Financial Data”, “Selected Historical Consolidated Financial and Other Data” and “Experts” in the Registration Statement (Form S-4) and related Prospectus of Gibraltar Industries, Inc. for the registration of $204,000,000 of 8% Senior Subordinated Notes, Series B, due 2015 and to the incorporation by reference therein of our reports (a) dated March 10, 2006 with respect to the consolidated financial statements of Gibraltar Industries, Inc., Gibraltar Industries, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and (b) dated March 10, 2006 (except for Note 21, as to which the date is April 20, 2006) with respect to the consolidated financial statements of Gibraltar Industries, Inc. included in its Current Report on Form 8-K dated June 8, 2006, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
July 19, 2006

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